EXHIBIT 99.1

LOOKSMART ANNOUNCES FOURTH QUARTER AND FULL YEAR 2012 FINANCIAL RESULTS

Fourth Quarter Results Include $2.3 Million Asset Impairment Charge

SAN FRANCISCO, LookSmart, Ltd. (Nasdaq:LOOK), an online search advertising network solutions company, today announced financial results for the fourth quarter and full year ended December 31, 2012.

Revenues for the fourth quarter of 2012 were $4.2 million, down 20.7% year-over-year, from revenue of $5.3 million in the fourth quarter of 2011, and up 7.7% sequentially, from revenues of $3.9 million in the third quarter of 2012. Revenues from the Company's Advertiser Networks for the fourth quarter of 2012 were $3.9 million, down 20.4%, year-over-year, from revenue of $4.9 million in the fourth quarter of 2011 and up 5.4% sequentially, from revenue of $3.7 million in the third quarter of 2012.  Revenues from the Company's Publisher Solutions were $0.3 million in the fourth quarter of 2012, down 25% year-over-year, from revenue of $0.4 million in the fourth quarter of 2011, and up 50%, from  $0.2 million in the third quarter of 2012.

Net loss for the fourth quarter of 2012 was $3.9 million, or $0.23 per diluted share, which included a $2.3 million ($0.13 per diluted share) expense for impairment of operating assets. This compares to a net loss for the fourth quarter of 2011 of $1.8 million, or $0.11 per diluted share. Net loss for the third quarter of 2012 was $2.7 million, or $0.15 per diluted share.

For the full year 2012, revenues were $15.7 million, down 43%, from revenue of $27.6 million in 2011. Gross margin was 35% in 2012, compared to 45% in 2011. The Company’s net loss in 2012 was $11.0 million, or $0.64 per diluted share compared to net loss of $2.5 million or $0.15 per diluted share in 2011.

“LookSmart is one of the oldest and most robust online advertising platforms,” said Michael Onghai, Chief Executive Officer.  “It is our intention to reinvigorate our team, work closer with existing and new partners, expand our revenue mix and position our company for profitable revenue growth in the future.  We are pleased that the Company bought back 16,784 shares of stock in the fourth quarter of 2012 at an average price of $0.82 per share.”

Gross margin decreased to 28% in the fourth quarter of 2012 from 45% in the fourth quarter of 2011, and from 35% in the third quarter of 2012. Total operating expenses in the fourth quarter of 2012 were $5.1 million and included $2.3 million in impairment of property and equipment and internally developed software and $0.1 million of non-cash, share-based compensation. Operating expenses in the fourth quarter of 2011 were $4.2 million including $0.1 million of non-cash, share-based compensation charges. Operating expenses for the third quarter of 2012 were $4.0 million and included $0.2 million in restructuring expenses and $0.1 million of non-cash, share-based compensation charges.

Non-GAAP net loss for the fourth quarter of 2012 was $1.5 million compared to a non-GAAP net loss of $1.7 million in the fourth quarter of 2011. Non-GAAP net loss for the third quarter of 2012 was $2.4 million.

An explanation of LookSmart's use of non-GAAP financial measures, including the limitations of such measures relative to GAAP measures and reconciliation between GAAP and non-GAAP measures where appropriate, is included later in this release.

Capital expenditures, including capitalization of internally developed software, in the fourth quarter of 2012 were $0.2 million, compared to $0.3 million in the fourth quarter of 2011, and $0.4 million in the third quarter of 2012. Depreciation and amortization in the fourth quarter of 2012 was $0.4 million, compared to $0.6 million for the fourth quarter of 2011 and $0.5 million for the third quarter of 2012.

In the fourth quarter of 2012, the Company wrote-off operating assets in the amount of $2.3 million, most of which were related to capitalized R&D software development initiated in 2012.

In the fourth quarter of 2012, LookSmart bought back 17,000 shares of common stock at an average price of $0.82 per share.

The Company ended the year with $15.9 million in cash, cash equivalents, and investments, compared to $24.8 million at December 31, 2011 and $17.6 million at September 30, 2012. Net cash used in operating activities for the three months ended December 31, 2012 was approximately $3.7 million.

About LookSmart, Ltd.

LookSmart is a pioneer in online advertising. Founded in 1997, LookSmart has been connecting advertisers and agencies to high quality sources of inventory for performance marketing, and helps online publishers monetize their inventory through our award winning Ad Center platform. Our highly scalable technology processes billions of search queries on a daily basis, enabling marketers to bid in real-time across search and display inventory, and leverage intent data to get performance that meets aggressive campaign goals. LookSmart is based in San Francisco, CA, with offices in Los Angeles and Canada. For more information, visit www.looksmart.com <http://www.looksmart.com> or call 415-348-7000.

The LookSmart, Ltd. logo is available at http://www.globenewswire.com/NewsRoom/Attachment/8717

GAAP to Non-GAAP Reconciliation

We provide a reconciliation of GAAP net loss to non-GAAP net loss below:

	Three Months Ended
(000's)	December 31, 2012 (unaudited)	September 30, 2012 (unaudited)	December 31, 2011 (unaudited)
GAAP net loss	$(3,884)	$(2,654)	$(1,843)
Add: Share-based compensation	57	48	99
Add: Restructuring charges	10	159	-
Add: Impairment charges	2,303	-	-
Non-GAAP net loss	$(1,514)	$(2,447)	$(1,744)

	Year Ended December 31,
(000's)	2012	2011
GAAP net loss	$(11,047)	$(2,508)
Add: Share-based compensation	227	362
Add: Restructuring charges	169	889
Add: Impairment charges	2,303	-
Non-GAAP net loss	$(8,348)	$(1,257)

Use of Non-GAAP Measures

Regulation G, "Conditions for Use of Non-GAAP Financial Measures," and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. LookSmart provides "non-GAAP net income (loss)," which is a non-GAAP financial measure. Non-GAAP net loss consists of net loss before (a) share-based compensation expense; (b) restructuring charges; and (c) impairment charges.

The Company believes this non-GAAP financial measure provides important supplemental information to management and investors. This non-GAAP financial measure reflects an additional way of viewing aspects of the Company's operations that the Company believes, when viewed with the GAAP results and the accompanying reconciliation to corresponding GAAP financial measures, provides useful information regarding factors and trends affecting the Company's business and results of operations.

For the non-GAAP financial measure non-GAAP net income (loss), the adjustment provides management with information about LookSmart's operating performance that enables comparison of its operating financial results in different reporting periods. Additionally, our management uses non-GAAP net income (loss) as a supplemental measure in the evaluation of our business, and believes that non-GAAP net income (loss) provides visibility into our ability to meet our future capital expenditures and working capital requirements.

This non-GAAP financial measure is used in addition to, and in conjunction with, results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the Company's consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. In addition, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, in particular share-based compensation expense, and exclusion of these items from the Company's non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

Forward-Looking Statements

This press release contains forward-looking statements, such as references to our business prospects. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. Results may differ due to various factors such as the possibility that our continued efforts to control expenses may not be successful, that our efforts to increase revenue and improve gross margin may not succeed, that we may not be able to achieve or sustain profitability, that we may not succeed in lowering traffic acquisition costs; that our efforts to increase traffic quality may not be successful; that we may be unable to gain or maintain customer acceptance of our publisher solutions or ad backfill products, that existing and potential customers for our products may opt to work with, or favor the products of, others due to more favorable products or pricing terms, that we may be limited in our ability or unable to retain and grow our ad and customer base, and that we may be limited in our ability to, or be unable to, enhance our products or our network of distribution partners. Additional risks that could cause actual results to differ materially from those projected are discussed in our Annual and Quarterly Reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof.

The statements presented in this press release speak only as of the date of the release. Please note that except as required by applicable law we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

NOTE: "LookSmart" is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

SOURCE:  LOOKSMART, LTD.

For more information contact:

Bill O'Kelly,
Chief Financial Officer
(415) 348-7208
bo'kelly@looksmart.net

John Evans
LookSmart Investor Relations
(310) 331-8529
ir@looksmart.net

LOOKSMART, LTD
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$6,352	$17,950
Short-term investments	9,506	6,809
Total cash, cash equivalents and short-term investments	15,858	24,759
Trade accounts receivable, net	2,055	1,588
Prepaid expenses and other current assets	452	604
Total current assets	18,365	26,951
Property and equipment, net	378	1,941
Capitalized software and other assets, net	122	1,220
Total assets	$18,865	$30,112
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$1,427	$1,682
Accrued liabilities	1,278	895
Deferred revenue and customer deposits	1,147	1,143
Current portion of capital lease obligations	110	515
Total current liabilities	3,962	4,235
Capital lease and other obligations, net of current portion	177	296
Total liabilities	4,139	4,531
Stockholders' equity:
Convertible preferred stock, $0.001 par value; Authorized: 5,000 shares at December 31, 2012 and 2011; Issued and Outstanding: none at December 31, 2012 and 2011	-	-
Common stock, $0.001 par value; Authorized: 80,000 shares; Issued and Outstanding: 17,305 shares and 17,288 shares at December 31, 2012 and 2011, respectively	17	17
Additional paid-in capital	262,463	262,201
Accumulated other comprehensive loss	(46)	(24)
Accumulated deficit	(247,660)	(236,613)
Treasury stock at cost: 56 shares at December 31, 2012	(48)	-
Total stockholders' equity	14,726	25,581
Total liabilities and stockholders' equity	$18,865	$30,112

LOOKSMART, LTD
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenue	$4,189	$5,284	$15,691	$27,634
Cost of revenue	3,014	2,914	10,163	15,195
Gross profit	1,175	2,370	5,528	12,439
Operating expenses:
Sales and marketing	386	1,085	2,527	2,332
Product development and technical operations	1,256	1,831	6,036	6,742
General and administrative	1,111	1,299	5,579	5,312
Asset impairment charge	2,303	-	2,303	-
Restructuring charge	10	-	169	889
Total operating expenses	5,066	4,215	16,614	15,275
Loss from operations	(3,891)	(1,845)	(11,086)	(2,836)
Non-operating income (expense), net
Interest income	14	21	78	89
Interest expense	2	(17)	(26)	(81)
Other income (expense), net	(3)	(2)	(7)	323
Loss from operations before income taxes	(3,878)	(1,843)	(11,041)	(2,505)
Income tax expense	(6)	-	(6)	(3)
Net loss	$(3,884)	$(1,843)	$(11,047)	$(2,508)
Net loss per share - Basic and Diluted	$(0.23)	$(0.11)	$(0.64)	$(0.15)
Weighted average shares outstanding used in computing basic and diluted net loss per share	17,253	17,287	17,281	17,287